Exhibit 99.1

JUNIPER NETWORKS APPOINTS ANNE DELSANTO TO ITS BOARD OF DIRECTORS

SUNNYVALE, Calif.—March 15, 2019—Juniper Networks (NYSE: JNPR), an industry leader in automated, scalable and secure networks, today announced that it has appointed Anne DelSanto to its Board of Directors, effective March 13, 2019. Anne currently serves as the EVP and General Manager of Salesforce Platform, home to industry-leading platform services, where she is focused on empowering businesses to drive digital transformation by building intelligent, connected apps on Salesforce’s market-leading PaaS.

“On behalf of the entire board of directors, I would like to welcome Anne,” said Scott Kriens, Chairman of the Board at Juniper Networks. “Her depth of experience with enterprises and cloud providers, vast industry knowledge and deep management experience will further enhance our board’s strength and expertise and we look forward to her valuable contributions to Juniper and the board.”

With more than 30 years of experience in the technology industry, Anne has a long history of transforming organizations and cultivating strong identities to foster high-performance and results.

“I’m thrilled to join Juniper’s board of directors. Juniper’s commitment to battling the complexity that its customers face everyday resonates strongly with my personal mission to promote innovation, vision, creativity and a customer-centric focus,” said Anne DelSanto.

Rami Rahim, chief executive officer at Juniper Networks, said, “I am delighted that Anne is joining Juniper’s board, and I look forward to working with Anne and the rest of the board as we continue to capitalize on the cloud transition to drive profitable growth while enhancing value for all shareholders. We remain steadfast in our pursuit of simplicity in our engineering solutions and enabling real competitive advantage for our customers.”

Additional Resources:

•	Follow Juniper Networks online: Facebook | Twitter | LinkedIn
•	Juniper Blogs and Community: J-Net

About Anne DelSanto

Anne DelSanto is the EVP and GM of Salesforce Platform, home to industry-leading platform services including low-code lightning builders, Heroku, IoT and AppExchange, the number one business app marketplace. In her role, Anne is focused on empowering any business to drive its digital transformation by building intelligent, connected apps on Salesforce’s market leading PaaS.

Anne is a veteran technology executive with more than three decades of experience driving organizations towards exponential growth. That experience includes previous roles at Salesforce leading global Solution Engineering & Cloud Sales, where she executed on CRM SaaS sales strategies, designing solutions and helping customers create transformational change. Prior to Salesforce, Anne served as Group Vice President of Sales Engineering and Consulting at Oracle. She began her career as an Account Systems Engineer with IBM, where she spent several years building solutions for the healthcare market.

A life-long learner, Anne graduated Summa Cum Laude from St. John’s University with a B.S. in Mathematics and Computer Science and earned an M.S. in Administrative Studies from Boston College.

About Juniper Networks

Juniper Networks simplifies the complexities of networking with products, solutions and services in the cloud era to transform the way we connect, work and live. We remove the traditional constraints of networking to enable our customers and partners to deliver automated, scalable and secure networks that connect the world. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter, LinkedIn and Facebook.

Juniper Networks, the Juniper Networks logo and Junos are registered trademarks of Juniper Networks, Inc. and/or its affiliates in the United States and other countries. Other names may be trademarks of their respective owners.

Media Relations:

Juniper Networks

Leslie Moore

(408) 936-5767

llmoore@juniper.net

###